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                                                                   EXHIBIT 10.4

                                  [LETTERHEAD]

Employment Agreement dated June 28, 1993 between Registrant and
Richard G. MacDonald

                                  June 28, 1993

Mr. Richard G. MacDonald
4 El Paseo
Irvine, CA. 92175

Dear Dick,
    This will confirm our previous discussions concerning the terms under which you have accepted the position of President and Chief Operating Officer of D.A.H. Inc.
    Your base compensation will be at the rate of $150,000 per year with an initial base salary adjustment review occurring in the first quarter of 1994. Your benefit package will include the standard benefit program offered to all employees at Tri-Star with the addition of an executive term life insurance policy in the amount of $200,000.
    You will be subject to an incentive program that will allow you the opportunity to earn a annual cash incentive as follows:

        % of Plan          Bonus as a % of
       Attainment           Base Salary
       ----------          ---------------
           80%               20%
           90%               30%
          100%               40%
          110%               50%

    You have already received an option program for 200,000 shares of D.A.H. stock. This stock will have an equal five year vesting program and has a nominal exercise price of $.15 per share.
    We have agreed that you feel it is important to relocate you and your wife from your existing home to a location closer to the operating companies. You anticipate that the costs to move will be in the range of $25,000.
D.A.H. agrees to reimburse you for these costs, but not until sometime in 1994, when the company has repaid the existing bridge loan and has adequate working capital availability.
    In the event of a termination for other than cause, your then base salary will be continued for a period of six months.
    I look forward to working together with you in making D.A.H. a highly profitable, growth oriented and successful company.

                                       /s/ R. Jack DeCrane

                                       R. Jack DeCrane